EXHIBIT 21.1


                       Subsidiaries of Registrant

                                State of           % of Voting
       Name                   Incorporation      Securities Owned

Department Store
Photography, Inc.             New York             100

The Three Dimensional
Photography Corporation       New York             91.39

Kelly Color
Laboratories, Inc.            North Carolina       100

Walker Capital Management
Corp.                         Delaware             100